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                            UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION    -------------------------
                       WASHINGTON, D.C. 20549                 OMB APPROVAL
                                                       -------------------------
                                                       OMB NUMBER:    3235-0381
                              FORM 40-F/A              EXPIRES:  April 30, 2006
                                                       Estimated average burden
                           (Amendment No. 1)           hours per response...427
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         [X]      REGISTRATION STATEMENT PURSUANT TO SECTION 12 OF
                  THE SECURITIES EXCHANGE ACT OF 1934
                                       OR
         [_]      ANNUAL REPORT PURSUANT TO SECTION 13(a) OR 15(d) OF
                  THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended                 Commission File Number
                          -------------                          ---------------

                          ADVANTAGE ENERGY INCOME FUND
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             (Exact name of Registrant as specified in its charter)

                                       N/A
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         (Translation of Registrant's name into English (if applicable))

                                     ALBERTA
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        (Province or other jurisdiction of incorporation or organization)

                                      1311
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    (Primary Standard Industrial Classification Code Number (if applicable))

                                       N/A
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             (I.R.S. Employer Identification Number (if applicable))

   3100, 150 - 6TH AVENUE SW, CALGARY, ALBERTA, CANADA T2P 3Y7 (403) 261-8810
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   (Address and telephone number of Registrant's principal executive offices)

                           CORPORATION SERVICE COMPANY

     1133 AVENUE OF AMERICAS, 31ST FLOOR, NEW YORK, NY 10036 1-800-927-9800
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 (Name, address (including zip code) and telephone number (including area code)
                   of agent for service in the United States)

Securities registered or to be registered pursuant to Section 12(b) of the Act.

        Title of each class          Name of each exchange on which registered

            TRUST UNITS                      NEW YORK STOCK EXCHANGE

Securities registered or to be registered pursuant to Section 12(g) of the Act.

                                      NONE
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                                (Title of Class)

 Securities for which there is a reporting obligation pursuant to Section 15(d)
                                  of the Act.

                                      NONE
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                                (Title of Class)

                 PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION SEC 2285 (08-03) CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE
                 FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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For annual reports, indicate by check mark the information filed with this Form:

    [_] Annual information form     [_]  Audited  annual  financial statements

Indicate the number of outstanding shares of each of the issuer's classes of capital or common stock as of the close of the period covered by the annual report.

Indicate by check mark whether the Registrant by filing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934 (the "Exchange Act"). If "Yes" is marked, indicate the file number assigned to the Registrant in connection with such Rule.

                   [_] Yes 82-_________           No |X|

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.

                          [_] Yes         |X| No




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                                EXPLANATORY NOTE


         This Amendment No. 1 to the Registration Statement on Form 40-F of Advantage Energy Income Fund (the "Registrant"), including exhibits hereto, is being filed by the Registrant to amend its Registration Statement on Form 40-F (the "Original Form 40-F"), filed with the Commission on November 16, 2005, by replacing in its entirety the Independent Auditor's Consent filed as Exhibit
23.1 thereto with the Consent of Independent Registered Public Account Firm (the "Auditor's Consent") attached hereto as Exhibit 23.1. The Registrant is also including the Auditor's Report on Reconciliation to United States General Accepted Accounting Principals (the "Auditor's Report"), as exhibit 23.2 hereto. The Auditor's Consent and Auditor's Report were inadvertantly omitted from the Original Form 40-F filing.


         In addition, the Registrant is filing an amended Reconciliation of Financial Statements to United States Generally Accepted Accounting Principles, attached as Exhibit 99.150 hereto, to replace in its entirety the Reconciliation of Financial Statements to United States Generally Accepted Accounting Principles, filed in the Original Form 40-F as exhibit 99.150, to correct a typographical error on the exhibit.


         Other than as expressly set forth above, this Form 40-F/A does not, and does not purport to, update or restate the information in any Item of the Original Form 40-F or reflect any events that have occurred after the Original Form 40-F was filed.



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                                   UNDERTAKING

         The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to: the securities registered pursuant to Original Form 40-F, as amended; the securities in relation to which the obligation to file an annual report on Form 40-F arises; or transactions in said securities.


                          CONSENT TO SERVICE OF PROCESS


         The Registrant has previously filed a Form F-X in connection with the class of securities in relation to which the obligation to file this report arises. Any change to the name or address of the agent for service of process of the Registrant shall be communicated promptly to the Commission by an amendment to the Form F-X referencing the file number of the relevant registration statement.


         Any change to the name or address of the agent for service of process of the registrant shall be communicated promptly to the Securities and Exchange Commission by an amendment to the Form F-X referencing the file number of the relevant registration statement.



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                                    EXHIBITS


         The following exhibits are filed as part of this report.


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  EXHIBIT NUMBER                           DESCRIPTION
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       23.1           Consent of KPMG LLP to the inclusion of the Auditor's
                      Report dated February 22, 2005 on the Registrant's Audited Consolidated Financial Statements for the fiscal year ended December 31, 2004.

       23.2 Report of KPMG LLP on Reconciliation to United States Generally Accepted Account Principals, dated November 14, 2005

       99.4* Certifications of Chief Executive Officer pursuant to Rule 13(a)-14(b) and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. 1350).

       99.5* Certifications of Chief Financial Officer pursuant to Rule 13(a)-14(b) and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. 1350).

       99.150         Amended Supplemental Financial Information for the U.S.
                      Securityholders (Reconciliation of Financial Statements to United States Generally Accepted Accounting Principles)

* PREVIOUSLY FILED




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                                    SIGNATURE

         Pursuant to the requirements of the Exchange Act, the Registrant certifies that it meets all of the requirements for filing on Form 40-F and has duly caused this Amendment No.1 to the Registration Statement on Form 40-F/A to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Calgary, Province of Alberta, Canada.

Dated:  December 21, 2005

                                          ADVANTAGE ENERGY ENERGY INCOME FUND



                                          By: /s/ Peter Hanrahan
                                              ---------------------------------
                                              Name:  Peter Hanrahan
                                              Title: Vice-President and
                                                     Chief Financial Officer of
                                                     Advantage Oil & Gas Ltd.,
                                                     on behalf of Advantage
                                                     Energy Income Fund




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